Exhibit 99

Press Release Dated November 25, 2002

[LOGO] COMMERCIAL FEDERAL CORPORATION	News Release

November 25, 2002

For more information, contact:
John Griffith
Director of Investor Relations
(402) 514-5337

Commercial Federal Authorizes 11% Share Repurchase

OMAHA, Nebraska — Commercial Federal Corporation announced today that its Board of Directors authorized the repurchase of up to five million shares of the Company’s outstanding common stock, which represents 11% of the shares outstanding. Commercial Federal had 45,226,837 common shares outstanding as of September 30, 2002. This repurchase plan will be completed by June 30, 2004.

“Commercial Federal’s stock is an attractive investment at its current price level,” stated William A. Fitzgerald, chairman and chief executive officer. “The repurchase of shares remains an important strategy for managing the Company’s capital and building long-term shareholder value.”

Repurchases can be made at any time and in any amount, depending upon market conditions and various other factors. Any repurchase generally will be on the open-market, although privately negotiated transactions are possible.

Commercial Federal Corporation (NYSE: CFB) is the parent company of Commercial Federal Bank, a $13.5 billion federal savings bank that currently operates branches located in Nebraska, Iowa, Colorado, Kansas, Oklahoma, Missouri, and Arizona. Commercial Federal provides consumer and commercial banking services including mortgage origination and servicing, commercial and industrial lending, small business banking, construction lending, cash management, brokerage and insurance services, and Internet banking. Commercial Federal’s Web site can be accessed at www.comfedbank.com.

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